August 15, 2019

Jeffrey R. Passmore
Chief Financial Officer
HALLMARK FINANCIAL SERVICES INC
777 Main Street
Suite 1000
Fort Worth, TX 76102

       Re: HALLMARK FINANCIAL SERVICES INC
           Form 10-K for the Fiscal Year Ended December 31, 2018
           Filed March 14, 2019
           File No. 001-11252

Dear Mr. Passmore:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Healthcare
& Insurance